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                                                                       Exhibit 2

                                   ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made as of the 30th day of August, 2001

BETWEEN:


                      cs-live.com inc., a corporation incorporated under the laws of the Province of Ontario (hereinafter called the "Vendor")

                      - and -

                      800America.com Inc., a corporation incorporated under the laws of the State of Nevada (hereinafter called the "Purchaser")

         WHEREAS the Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor, on the terms and subject to the conditions hereinafter set forth, certain of the property and assets of the Vendor arising from or used in connection with the Vendor's software development business;

         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants hereinafter set forth and the sum of one dollar ($1.00) of lawful money of the United States now paid by the Purchaser to the Vendor (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree with each other as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 Currency. Unless otherwise stated, all dollar amounts referred to in this Agreement are in United States dollars.

1.2 Headings. The division of this Agreement into articles, sections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not effect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular article, section or portion thereof and include any agreement or instrument supplementary or ancillary hereto.

1.3 Number and Gender. Words importing the singular number only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

                                    ARTICLE 2
                           PURCHASE AND SALE OF ASSETS

2.1 Agreement to Purchase and Sell. At 9:00a.m. (Ottawa time) on September 18, 2001 (the "Time of Transfer" ), or at such other time as may be agreed upon orally or in writing by the parties, subject to the terms and provisions hereof and based upon the representations and
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                                       -2-

warranties herein contained, the Vendor shall sell, transfer, assign and convey to the Purchaser, and the Purchaser shall purchase from the Vendor, all right, title and interest in the following:

         (a) the capital assets of the Vendor set out in Schedule 2.1(a) hereto;

         (b) all rights of the Vendor in and to all patents, trademarks, trade names, service marks, Internet domain names, copyrights and any renewal rights therefor, and all registrations and applications for any of the foregoing, all computer software programs or applications in both source and object code form, software products, software design and development tools and scripts, and all modifications, additions and enhancements to such software programs, products, tools and scripts whether owned, licensed or under development by the Vendor, and all technical documentation with respect to such software programs, products, tools and scripts, and all of the Vendor's other technology, trade secrets, know-how, supplier lists, and other tangible or intangible proprietary information or materials, and the following names:
               "cs-live", "eSupport", "eMarketing", "eLearning" and "eSurveys", including without limitation the intellectual property set out in
               Schedule 2.1(b) (collectively, the "Intellectual Property"); and

         (c)   the customer list of the Vendor set out in Schedule 2.1(c) hereto

               (collectively, the "Assets").

2.2 Agreement to Assume Liabilities. As and from the Time of Transfer, the Purchaser hereby:

         (a) assumes and, to the extent they become due and payable, covenants to pay or otherwise discharge, satisfy and fulfill all liabilities of the Vendor which arise relating to (i) the Vendor's lease with 1202180 Ontario Limited for a three year term from May 15, 2000, a copy of which is attached as Schedule 2.2(a)(i), for the premises located at 6 Antares Drive, Phase 1, Unit 6, Ottawa (formerly Nepean), Ontario, K2E 8A9, (ii) the Vendor's lease with 1202180 Ontario Limited for a three year term from March 1, 2000, a copy of which is attached as Schedule 2.2(a)(ii), for the premises located at 6 Antares Drive, Phase 1, Suite 105, Ottawa (formerly Nepean), Ontario, K2E 8A9, (iii) the Vendor's lease (#2081847) with FastCredit effective October 1, 2000, a copy of which is attached as Schedule 2.2(a)(iii), for the Toshiba 2860 photocopier, and (iv) the Vendor's lease with IKON effective September 1, 2000, a copy of which is attached as
               Schedule 2.2(a)(iv), for the Ricoh 3006 photocopier, and to indemnify the Vendor from and against all claims, demands or costs in respect thereof; and

         (b) agrees to perform and carry out to the best of its ability the obligations set out in the various contracts with the value added resellers (VARs) set out in Schedule 2.2(b) hereto

               (collectively, the "Assumed Liabilities").


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                                       -3-



2.3 Purchase Price. The purchase price (the "Purchase Price") payable by the Purchaser to the Vendor for the Assets shall be the fair market value thereof.

2.4 Payment of Purchase Price. The Purchase Price shall be paid and satisfied by the Purchaser as follows:

         (a) by the delivery to the Vendor's solicitors, at the Time of Transfer, of a certified cheque or bank draft in the amount of fifty thousand dollars (US$50,000) in United States funds made payable to the order of "Blake, Cassels & Graydon LLP in trust";

         (b) by the assumption, at the Time of Transfer, of the Assumed Liabilities set out in Section 2.2 above; and

         (c) as to the balance of the Purchase Price: by the delivery to the Vendor's solicitors, to be held in escrow in accordance with the provisions set forth in Section 2.5 below, at the Time of Transfer, of (i) a share certificate registered in the name of the Vendor representing eighty thousand (80,000) common shares in the capital of the Purchaser (the "October Shares") and subject to Section 2.6 below, which shares shall be registered by the Purchaser pursuant to the United States Securities Act of 1933 (the "1933 Act") and the Purchaser shall use its best efforts to cause the registration statement covering such October Shares to become effective ("Registration Condition" ) on or before October 31, 2001 such that the October Shares are not then subject to any resale restrictions under United States securities legislation and may be sold into the market; and (ii) by the delivery to the Vendor at the Time of Transfer of a share certificate registered in the name of the Vendor representing three hundred and seventy thousand (370,000) common shares in the capital of the Purchaser, which shares shall be subject to Rule 144 under the 1933 Act (the "September Shares").

2.5 October Shares. The parties hereto agree that the October Shares shall be held in escrow by the Vendor's solicitor, subject to the terms of an escrow agreement (the "Escrow Agreement") to be entered into at the Time of Transfer by the Vendor, Purchaser and the Vendor's solicitors, on terms satisfactory to the parties thereto, which Escrow Agreement shall provide for the release of the October Shares in the following manner: (i) if the Registration Condition is satisfied before October 31, 2001 and the Loan is not advanced, the October Shares shall be released to the Vendor; and (ii) if the Registration Condition is satisfied after October 31, 2001 and the Loan is advanced as provided in
Section 2.7 below, as soon as possible following the date of the satisfaction of the Registration Condition the October Shares shall be released to the stockbroker of the Vendor for sale by the stockbroker into the market and the proceeds therefore shall be paid to the Purchaser until the Loan is paid in full, and the balance, if any, shall be paid to the Vendor.

2.6 Allocation of the Purchase Price. The Purchaser and Vendor shall, as soon as reasonably practicable after the Time of Transfer, enter into an agreement to allocate the Purchase Price among the Assets.


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                                       -4-



2.7 Debentures. The Purchaser shall use its best efforts to register the October Shares under the 1933 Act and to have the Registration Condition completed on or before October 31, 2001 or as soon as possible thereafter and such registration statement to remain effective until all of the October Shares have been transferred or sold or until such October Shares can be resold pursuant to Rule 144 under the 1933 Act. In the event that the Registration Condition has not been satisfied, and the October Shares are still subject to resale restrictions under United States securities legislation, on or before October 31, 2001, the Purchaser, on November 1, 2001, shall pay to the person or persons as directed by the Vendor (by delivering a certified cheque or bank draft), on behalf of the Vendor, on account of the payment of amounts due by the Vendor to such person or persons under secured convertible debentures previously issued by the Vendor, an aggregate of $477,500 in Canadian funds, such amount being paid by the Purchaser hereunder to be an interest-free loan (the "Loan"). Notwithstanding the above, the advance of the Loan by the Purchaser to the Vendor shall be conditional on the Vendor providing to the Purchaser evidence that any party holding a security interest registered under the Personal Property Security Registration System (Ontario) over the assets of the Vendor has postponed its security interest in the September Shares and/or October Shares and any proceeds from the sale thereof until the Loan is repaid in full. The Loan shall be repaid by the Vendor only following that date that the Vendor receives written notice (the "Registration Notice") from the Purchaser that the registration statement covering the October Shares is effective and the October Shares are not subject to any resale restrictions under United States securities legislation. In order to secure the repayment of the Loan, the Vendor will agree to pledge the October Shares in favour of the Purchaser until the Loan is paid in full. Following receipt of the Registration Notice, the Vendor agrees to promptly sell such October Shares in an orderly fashion into the market and all net proceeds form such sale shall be paid to the Purchaser until the Loan is repaid in full. In the event that there is insufficient net proceeds from the sale of the October Shares to repay the Loan in full, the Purchaser agree to register, from time to time, under the 1933 Act such of the September Shares as would be necessary to ensure that once the registration statement covering the additional shares becomes effective, such additional shares will be sold by the Vendor into the market in an orderly fashion until such time as the Vendor has repaid the Loan in full. Following the receipt of the above written notice, the Vendor shall use its best efforts to sell the October Shares as soon as possible thereafter until the Loan is repaid in full.

2.8 Right to Use Intellectual Property. The Vendor agrees to grant to the Purchaser the right to use the Intellectual Property effective as of the date of the execution of this Agreement. In consideration for such right, the Vendor shall, immediately following the execution of this Agreement, invoice the Purchaser in the amount of at least twenty five thousand dollars (US$25,000) in United States funds, which amount shall be payable by the Purchaser upon execution of this Agreement. In the event the transactions contemplated by this Agreement are not completed by the Time of Transfer, the right of the Purchaser to use the Intellectual Property shall immediately terminate and the Purchaser shall immediately cease using the Intellectual Property, the Intellectual Property shall immediately be returned by the Purchaser to the Vendor and the Purchaser shall not be entitled to the return of any funds paid to the Vendor pursuant to this Section 2.8.
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                                       -5-



2.9 Instrument of Conveyance. It is the intention of the parties that the execution of this Agreement shall operate as an effective conveyance, assignment and transfer of the Assets and assumption of Assumed Liabilities by the Purchaser, as contemplated herein effective as of the Time of Transfer. However, in order to effectuate more fully and completely the assignment, transfer and conveyance of the Assets and the assumption of the Assumed Liabilities pursuant to the terms and conditions hereof, each party shall upon reasonable request from the other party after execution hereof, deliver to the other party such bills of sale, assignments and instruments of conveyance and assumption agreements, and make such filings including but not limited to filing an assignment of patent and patent applications and trademarks and trademark applications, as may be requested by the other party, acting reasonably.

2.10 Releases of Edward Karpovits and Jerry Kavoun. At the Time of Transfer, against delivery of the payment of the Purchase Price pursuant to Section 2.4 hereof, the Vendor agrees to deliver duly executed releases by each of Edward Karpovits and Jerry Kavoun in favour of the Purchaser, which releases shall be in a form acceptable to the Vendor and the Purchaser and shall release any interest that Mr. Karpovits and Mr. Kavoun have in the Assets, including but not limited to the intellectual property of the Vendor set out in Section 2.1(b) hereof.

2.11 Opinion of Counsel of Vendor. At the Time of Transfer, against delivery of the payment of the Purchase Price pursuant to Section 2.4 hereof, the Vendor also agrees to deliver to the Purchaser an opinion of Vendor's solicitors addressed to the Purchaser dealing with matters relating to the transfer of the Assets in a form satisfactory to the Vendor and the Purchaser, acting reasonably.

2.12 Covenant. The Vendor agrees that, with respect to the September Shares and/or October Shares, it will not take, directly or indirectly, any action designed to cause or result in, or which might reasonably be expected to constitute, the manipulation or stabilisation of the price of the common shares of the Purchaser including but not limited to the taking a short position in the common share of the Purchaser. In addition, the Vendor shall endeavour, in good faith, to maintain an orderly market when distributing the September Shares and/or October Shares. Prior to any distribution of the September Shares and the October Shares, the Vendor will provide the Purchaser with notice of its intentions to so distribute the same.

2.13 Employment of Vendor's Employees. As soon as possible after the execution of this Agreement and in any event prior to the Time of Transfer, the Purchaser shall provide written notice to the Vendor as to which of the employees (the "Employees") of the Vendor that the Purchaser wishes to hire following the Closing, and the Purchaser shall enter into employment agreements with each of the Employees, such employment agreements to come into effect at the Time of Transfer. The Vendor agrees to assist the Purchaser to conclude employment arrangements with all such Employees on terms acceptable to each Employee and the Purchaser. The Vendor shall be responsible for the salary of such Employees until the Time of Transfer, and the Purchaser shall be responsible for the salary and accrued benefits (accrued to the Time of Transfer, including accrued vacation and sick leave), of such Employees following the Time of Transfer.
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                                       -6-



                                    ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Vendor. The Vendor hereby represents and warrants to the Purchaser, and acknowledges that the Purchaser is entering into this Agreement in reliance upon such representations and warranties, as follows:

          (a) Corporate Status. The Vendor is a corporation incorporated and validly existing under the laws of the Province of Ontario.

          (b) Authorization. The Vendor has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.

          (c) Ownership of Assets. The Vendor is as of the date hereof, and will be at the Time of Transfer, the sole owner of the Assets free and clear of any and all liens, pledges, charges, mortgages, security interests, claims and other encumbrances. As of the date hereof, the Vendor has granted security interests over the Assets to those parties set out in Schedule 3.1(c) hereto, which interests will be released in respect of the Assets prior to the Time of Transfer.

          (d) No Options. No Person other than the Purchaser has any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Vendor of any of the Assets.

          (e) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

          (f) Litigation. There are no claims, proceedings or actions in existence or threatened, or to the best of the Vendor's knowledge, contemplated against the Vendor or the Vendor's interest in the Assets which would prevent, delay or hinder the transaction contemplated by this Agreement.

          (g) Taxes. The Vendor has duly and timely filed all federal, state, provincial, county, local and foreign income, excise, sales, property, withholding, unemployment, social security, franchise, license, escheat, information returns and other tax returns and reports required by law to have been filed by the Vendor to the date hereof. Each such return is true, correct and complete in all material respects and the taxes shown as due thereon have been fully paid. The Vendor has paid all taxes, interest and penalties (including without limitation any customs duties or related charges) which the Vendor is required by law to pay with respect to all periods through the date of August 15, 2001 or has created sufficient reserves or made provisions for all taxes accrued but not yet due and payable by it through such date.

          (h)  Intellectual Property.

               (i) Schedule 2.1(b) hereto lists the Vendor's patents, patent applications, registered trademarks, trademark applications, trade names, registered service marks, services mark applications, Internet domain names, Internet domain name applications, registered copyrights and copyright registrations that constitute Intellectual Property, and applications and other filings and formal actions made or taken pursuant to federal, state, provincial, county, local and foreign laws by the Vendor to protect its respective interests in the Intellectual Property.

               (ii) The Intellectual Property consists solely of items and rights which are: (i) owned by the Vendor; (ii) in the public domain; or (iii) rightfully used by the Vendor pursuant to a valid license, contract or other agreement (the "Licensed Intellectual Property"), the parties, date, term and subject matter of each such license, contract or other agreement being set forth in Schedule 2.1(b) hereto, except for desk-top office software generally available at retail. The Vendor has all rights in the Intellectual Property necessary to carry out the business currently being carried out by it, including without limitation, to the extent required to carry out such business, all necessary rights to make, use, reproduce, adopt, create derivative works based on, translate, distribute (directly or indirectly), transmit, display and perform publicly, license, rent and lease and, other than with respect to the Licensed Intellectual Property, modify, assign and sell, the Intellectual Property.

               (iii) to the knowledge of the Vendor, the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in the Intellectual Property, as now used or proposed for use, licensing or sale by the Vendor does not infringe on any patent, copyright, trade secret, trademark, service mark, trade name, firm name, Internet domain name, logo or other intellectual property or proprietary right of any person, except where such infringement would not have a material adverse effect on the Vendor's business or any of the Assets. No claims (i) challenging the validity, effectiveness or, other than with respect to the Licensed Intellectual Property, ownership by the Vendor of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any of the Intellectual Property as now used or proposed for use, licensing, sublicensing or sale by the Vendor infringes or will infringe on any intellectual property or other proprietary right of any person have been asserted in writing or, to
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                                       -8-



                      the knowledge of the Vendor, are threatened by any person, nor are there, to the knowledge of the Vendor, any valid grounds for any bona fide claim of any such kind. To the knowledge of the Vendor, all registered, granted or issued patents, trademarks, Internet domain names and copyrights held by the Vendor that pertain to the Vendor's business or the Assets are enforceable and subsisting. To the knowledge of the Vendor, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, employee or former employee.

               (iv) Except as set forth in Schedule 2.1(b) hereto, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Property on behalf of the Vendor, have executed nondisclosure agreements and either (i) have been a party to an arrangement or agreements with the Vendor in accordance with applicable federal, state, provincial and/or foreign law that has accorded the Vendor full, effective, exclusive and original ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favour of the Vendor as assignee that have conveyed to the Vendor effective and exclusive ownership of all tangible and intangible property thereby arising.

               (v) The execution and delivery of this Agreement, and the performance of the Vendor's obligations thereunder, will not cause the diminution, termination or forfeiture of any of the Intellectual Property.

               (vi) Schedule 2.1(b) hereto contains a true and complete list of all software programs used, sold, licensed or marketed by the Vendor that constitutes an Asset, other than desk top office software generally available at retail (the "Software Programs "). The Vendor has the rights to license or owns full and unencumbered right and good, valid and marketable title to the Software Programs free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind. All unexpired representations and warranties made or given by any seller to any of its respective customers respecting any of the Software Programs or its respective Intellectual Property are true and correct in all material respects.

               (vii) The source code and system documentation relating to the Software Programs (i) have at all times been maintained in strict confidence, (ii) except to representatives of the Purchaser, have been disclosed by the Vendor owning such Software Program only to employees or representatives who have a "need to know" the contents thereof in connection with the performance of their duties to the Vendor and who have executed nondisclosure agreements, (iii) have not been disclosed to any third party, and (iv) have not been placed in escrow under any arrangement whereby the occurrence or failure to occur of any event would entitle any third party to use or access such source code or system documentation.

               (viii) All license agreements permit the Vendor to make all modifications, bypasses, de-bugging, work-arounds, repairs, replacements, conversions or corrections necessary to permit the components of all Software Programs to operate compatibly and reliably, in conformance with their respective specifications.

               (ix) No Software Program contains any "backdoor" or concealed access or any "software locks" or similar undocumented devices which, upon the occurrence of a certain event, the passage of a certain amount of time or the taking of any action (or the failure to take any such action) by or on behalf of the Vendor or any third party, will cause any software, database, or information in any database to be destroyed, erased, damaged or otherwise rendered inoperable or inaccessible.

               (x) No component of any Software Program is subject to any federal, state, provincial, county, local or foreign export control laws or regulations.

          (i)  Investment Risks.

               (i) The Vendor has such knowledge and experience in financial and business matters and, in particular, concerning investments, as is necessary to enable it to evaluate the merits and risks of making an investment in the Purchaser's common shares in the manner as provided in this Agreement. The Vendor has no immediate need for liquidity in the Purchaser's common shares and is able to bear the risk of making an investment in the Purchaser's common shares for an indefinite period. The Purchaser's common shares which the Vendor will receive pursuant to this Agreement are being acquired by the Vendor for investment purposes only, for its own account and not with a present view to the offer, sale or distribution thereof; provided, however, that, in the event that such common shares are registered on a registration statement under the 1933 Act for resale by the Vendor or the Purchaser, the Vendor may, at its sole discretion, offer and sell all or any portion of such shares pursuant to such registration statement, subject, however, to compliance with any applicable state, provincial or other law. The Vendor may also offer and sell such common shares in accordance with any other applicable securities laws. The Vendor has not taken, nor will it take or cause to be taken, any action that would cause the Vendor to be deemed to be an "underwriter", as defined in Section 2(11) of the Securities Act, with respect to those common shares except in connection with the offer and sale of such shares pursuant to such registration statement.

               (ii) The Purchaser has afforded, or otherwise caused to afford, to the Vendor and its professional advisors full and complete access to all information with respect to the Purchaser and its business, operations, financial condition and management which the Vendor has deemed necessary and material for an evaluation of the merits and risks of the Vendor acquiring and making an investment in the Purchaser's common shares hereunder. The Vendor and its advisors have had adequate opportunity to ask questions of, and receive answers from, persons acting on behalf of the Purchaser regarding the terms and conditions of the issuance of the Purchaser's common shares hereunder and to obtain any additional information which the Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to the Vendor and its professional advisors. All such questions have been answered to the full satisfaction of the Vendor and its professional advisors.

               (iii) In evaluating the merits and risks of making an investment in the Purchaser's common shares hereunder, the Vendor has relied on the advice of its own legal, financial and accounting advisors. The Vendor understands that there are substantial risks pertaining to the making of an investment in the Purchaser's common shares hereunder. The Vendor is fully able to bear the economic risk of an investment in the Purchaser's common shares for an indefinite period of time and can afford a complete loss of such investment.

               (iv) Subject to the terms and conditions set forth in Section 2.6(d) and Article 5, the Vendor understands and acknowledges that the Purchaser's common shares have not been registered for offer or sale under the 1933 Act or registered or qualified under any state, provincial or other securities act, and are being sold on the basis of exemptions from registration under the federal and applicable state, provincial or other securities laws. Reliance on such exemption is based in part on the accuracy of the representations, warranties and agreements made by the Vendor herein, and the Vendor acknowledges and agrees that the Purchaser has relied on such representations, warranties and agreements. The Vendor further understands and acknowledges that the Purchaser's common shares may not be sold, assigned or otherwise transferred unless so registered or qualified or unless, in the opinion of counsel to the Vendor, which opinion is reasonably acceptable to the Purchaser, an exemption from registration and any such qualification is available.

          (j) Leased Premises. Schedules 2.2(a)(i) and 2.2(a)(ii) contain copies of the premise leases (the "Premise Leases"). The Premise Leases are in full force and effect, unamended by oral or written agreement and the Vendor is entitled to the full benefit and advantage of the Premise Leases in accordance with the terms thereof.

                  The Premise Leases are in good standing and there has not been any default by the Vendor under the Premise Leases nor has there been any disputes between the Vendor and the landlord under the Premise Leases. The Premise Leases have not been assigned by the Vendor in favour of any person.

               (k) Personal Property Leases. Schedules 2.2(a)(iii) and 2.2(a)(iv) contain copies of the personal property leases (the "Personal Property Leases"). The Personal Property Leases are in full force and effect and have not been amended and the Vendor is entitled to the full benefit and advantage of the Personal Property Leases in accordance with their terms. The Personal Property Leases are in good standing and there has not been any default by the Vendor nor has there been any disputes between the Vendor and any other party under the Personal Property Leases. The Personal Property Leases have not been assigned by the Vendor in favour of any person.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Vendor, and acknowledges that the Vendor is entering into this Agreement in reliance upon such representations and warranties, as follows:

          (a) Corporate Status. The Purchaser is a corporation incorporated and validly existing under the laws of the State of Nevada. The Purchaser is a public company in the United States and its common shares trade on the over-the-counter bulletin board under the stock symbol ACCO. The Purchaser is in good standing and not in default of any of its reporting obligations under applicable securities and corporate legislation. The Purchaser is current with all filings required to be made under applicable securities and corporate legislation, including all filings required to be made with the United States Securities and Exchange Commission.


          (b) Authorization. The Purchaser has all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments.

          (c) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and to the extent that equitable remedies such as specific performance and injunction are only available in the discretion of the court from which they are sought.

          (d) Litigation. There are no claims, proceedings or actions in existence or threatened, or to the best of the Purchaser's knowledge, contemplated against the Purchaser which would prevent, delay or hinder the transaction contemplated by this Agreement.

          (e) Absence of Conflicting Agreements. The execution and delivery by the Purchaser of, and the performance of its obligations under, this Agreement and the completion by the Purchaser of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of the constating documents or by-laws of the Purchaser or of any indenture or other agreement, written or oral, to which the Purchaser is a party or by which it is bound or the violation of any applicable law by the Purchaser.

          (f) Authorized Capital. The Purchaser has an authorized capital of 50 million shares, and as of August 2, 2001 16,911,627 are issued and outstanding, and on completion of the transactions contemplated hereby, the October Shares and September Shares shall be validly issued to the Vendor with good title thereto, free and clear of all charges, liens, pledges or other encumbrances and rights of others.

          (g) Resale Restrictions. The October Shares are subject to resale restrictions under the 1933 Act until such time as the Purchaser is able, acting reasonably, to register the October Shares under the 1933 Act or is able to sell such shares under Rule 144 of the 1933 Act. The September Shares are also subject to resale restrictions under the 1933 Act and will not be able to be sold into the market pursuant to Rule 144 of the 1933 Act until the date which is twelve (12) months from the Time of Transfer. Until such time as the Vendor sells or otherwise transfers all of the October Shares and September Shares, the Purchaser shall remain in good standing and not be in default of any of its reporting obligations under applicable securities and corporate legislation and shall remain current with all filings required to be made under applicable securities and corporate legislation, including all filings required to be made with the United States Securities and Exchange Commission and the rules of any quotation system or stock exchange that is applicable to the common shares of the Purchaser. The Purchaser shall also provide all reasonable assistance, including providing any necessary consents or opinions, to the Vendor to assist the Vendor to sell the applicable October Shares and September Shares pursuant to Rule 144 of the 1933 Act.

3.3 Survival of Covenants, Representations and Warranties. The covenants, representations and warranties of each of the Vendor and the Purchaser contained in this Agreement shall survive the Time of Transfer and, notwithstanding the transfer of the Assets to the Purchaser, shall continue in full force and effect.

                                ARTICLE 4 CLOSING

4.1 Closing Deliveries. At or before the Time of Transfer, each party shall deliver, or cause to be delivered, to the other party the items referenced elsewhere in this Agreement together with such other documents as may be reasonably requested by a party hereto.

4.2 Conditions of Closing. The Vendor shall not be obligated to complete the transactions contemplated hereby if it has not obtained: (i) the approval of the transactions contemplated herein from its shareholders (which approval is being sought at a special meeting of shareholders to be held on September 17, 2001); and (ii) regulatory approval of the transactions contemplated herein (which approval is being sought concurrently with the execution and delivery of this Agreement by the parties) prior to the Time of Transfer. The Purchaser shall not be obligated to complete the transactions contemplated hereby unless the Vendor has delivered to the Purchaser evidence that all security interests registered against the Assets have been released.

                                    ARTICLE 5
                          PIGGYBACK REGISTRATION RIGHTS

5.1 Piggyback Registration.

          (a) If (but without any obligation to do so) at any time, or from time to time, the Purchaser shall determine to register any of its securities under the 1933 Act, for its own account or the account of any of its shareholders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a United States Securities and Exchange Commission Rule 145 transaction, a transaction relating solely to the sale of debt or convertible debt instruments or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale to the public of securities of the Purchaser, the Purchaser will:

               (i) promptly give to the Vendor written notice thereof prior to filing the registration statement; and

               (ii) include in such registration and in any underwriting involved therein, all the September Shares and/or October Shares, if applicable, specified in a written request or requests, made within twenty (20) days after receipt of such written notice from the Purchaser, by the Vendor, except as set forth in Section 5.1(b) below.

          (b) If the registration is for a registered public offering involving an underwriting, the Purchaser shall so advise the Vendor as a part of the written notice given pursuant to subsection 5.1(a)(i) above. In such event, the right of the Vendor to registration pursuant to Section 5.1 shall be conditioned upon the Vendor's participation in such underwriting and the inclusion of the Vendor's September Shares and/or October Shares, if applicable, in the underwriting to the extent provided herein. If the Vendor proposes to distribute the September Shares and/or October Shares, if applicable, through such underwriting it shall (together with the Purchaser and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Purchaser. If the Vendor disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Purchaser and the managing underwriter. Any September Shares and/or October Shares, if applicable, excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          (c) The Vendor shall be entitled to participate in an unlimited number of registrations pursuant to this Section 5.1 until all of the September Shares and/or October Shares are eligible to be resold pursuant to Rule 144 under the 1933 Act.

          (d) The provisions of this Article Five shall survive the Time of Transfer, and notwithstanding the transfer of the Assets to the Purchaser, shall continue in full force and effect until all of the October Shares and September Shares are sold by the Vendor.

          (e) For greater certainty and without limiting the registration obligations of the Purchaser related to the October Shares, the piggyback registration rights of the Vendor with respect to the September Shares contained in this Article 5 shall not be applicable only to the registration statement that the Purchaser is currently preparing which registration statement will include the October Shares. The piggyback rights of the Vendor with respect to the September Shares contained in this Article 5 shall be applicable to all subsequent registration statements of the Purchaser subject to section 5.1(d) hereof.


                             ARTICLE 6 MISCELLANEOUS

6.1 Further Assurances. The Vendor and the Purchaser will each execute and deliver such further documents and instruments and do such acts and things as may before and after the Time of Transfer be reasonably required by the other to carry out the intent and meaning of this Agreement.

6.2 Non-Solicitation. Until the Time of Transfer or the date that the Vendor is not able to obtain the approvals necessary in order to complete the transaction as contemplated herein, whichever occurs first, the Vendor agrees:

          (a) that is shall immediately cease and cause to be terminated any existing discussions or negotiations (directly or indirectly, through any insider, officer, director, employee, investment banker, agent or otherwise) with any person (other than the Purchaser) with respect to any material or potentially material transaction involving the Vendor and/or any of its assets or any of its securities, whether issued or unissued (each, an "Acquisition Proposal");

          (b) that is shall not waive or vary any terms or conditions of any confidentiality agreements that it entered into with any persons that were considering Acquisition Proposals (except to the extent expressly required by those agreements) and shall forthwith request the return (or the deletion from retrieval systems and data bases or the destruction) of all confidential information as contemplated by those confidential agreements; and

          (c) that it shall not (directly or indirectly, through any insider, officer, director, employee, investment banker, agent or otherwise) solicit, initiate or encourage inquiries or submissions of, or participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, enter into any agreement or understanding concerning, or otherwise co-operate in any way with, or assist or participate in, or facilitate or encourage any effort or attempt by any other person to do or seek to do any of the foregoing.

6.3 Indemnity by the Vendor. The Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser's affiliates and their respective directors, officers and employees harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as "Claim") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

          (a) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

          (b) any breach of or any non-fulfilment of any covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.4 Indemnity by the Purchaser. The Purchaser shall indemnify and hold the Vendor, its directors, officers, employees, agents, representatives and the Vendor's affiliates and their respective directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of in respect of or arising out of:

          (a) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

          (b) any breach of or any non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

6.5 Applicable Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein. The parties hereby attorn to the jurisdiction of the courts of the Province of Ontario.

6.6 Binding Agreement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors, heirs and legal representatives, as the case may be, and permitted assigns.

6.7 Assignment. Neither party may assign this Agreement without the prior written consent of the other party.

6.8 Entire Agreement. This Agreement together with Schedules attached hereto constitutes the entire agreement among the parties hereto and except as herein stated and in the instruments and documents to be executed and delivered pursuant hereto, contains all of the representations and warranties of the parties hereto. There are no oral representations or warranties among the parties hereto of any kind. This Agreement may not be amended or modified in any respect except by written instrument signed by all the parties hereto.

6.9 Severability. Any covenant or provision hereof determined to be void or unenforceable in whole or in part shall not be deemed to affect or impair the validity of any other covenant or provision hereof and the covenants and provisions hereof are declared to be separate and distinct.

6.10 Time of Essence. Time shall be of the essence in this Agreement.

6.11 Counterparts and Facsimile. This Agreement may be executed by the parties in any number of separate counterparts each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties, provided, however that any party providing its signature in such manner shall promptly forward to the other party an original of the signed copy of this Agreement which was so faxed.

                [Remainder of this page left intentionally blank]

         IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

                                   cs-live.com Inc.


                                   Per:
                                        ----------------------------------------
                                   Name: John Roberts
                                   Title: President and Chief Executive Officer


                                   800AMERICA.COM INC.


                                    Per:
                                         ---------------------------------------
                                   Name:
                                  Title:

                                 SCHEDULE 2.1(a)
                             LIST OF CAPITAL ASSETS

Description of Assets                              Quantity
---------------------                              --------
Dell 533 Personal Computer                         3
IBM Personal Computer                              4
IMAC Personal Computer                             1
No Name Personal Computer                          5
Packard Bell Personal Computer                     1
PHLABS 733 Personal Computer                       7
SDI Personal Computer                              1
SDI 600E Personal Computer                         5
SDI 650 Personal Computer                          3
SDI 996A 466 Personal Computer                     2
SDIPP6A 500 Personal Computer                      1
SDIPP6A 533 Personal Computer                      7
IBM Laptop Computer                                1
Toshiba Laptop Computer                            1
Daewoo Personal Computer                           1
Sony Laptop Computer                               1
Toshiba CD Burner                                  1
Rebel 3 Server                                     1
CTX 17" Computer Monitor                           1
Eone 15" Computer Monitor                          1
KPS 15" Computer Monitor                           1
NEC Computer Monitor                               3
No Name Computer Monitor                           3
Optiquest Computer Monitor                         5
Samsung Computer Monitor                           2
Samsung Computer Monitor                           12
SeaNix Computer Monitor                            3
Viewsonic Computer Monitor                         4
Belkin F1D074 Switch                               5
Belkin F1D074 Adapter                              2
Supercom Hub                                       1
Netgear Hub                                        1
APC UPS                                            1
Blackberry PDA                                     1
Brother HL 127ON Printer                           1
Smartlink Hub                                      1
3M 9050 Projector                                  1
A Color 3006 Printer                               1
Epson 670 Printer                                  1
Notepad 5 PDA                                      1
Norstar Base                                       1
Norstar Telephone Switch                           1
Norstar Telephones                                 23
Fuji 2700 Digital Camera                           1
Nortel Conference Phone                            1
Qualcomm Cellphone                                 1
Motorolla Cellphone                                1
Samsung Cellphone                                  1
GBC Shredder                                       1
Toshiba 2860 Copier                                1

Description of Assets                         Quantity
---------------------                         --------
Fridge                                        2
Microwave                                     2
Boardroom Table                               2
Boardroom Chairs                              18
Costco Work Stations                          14
Office Chairs                                 22
IKEA Chairs                                   5
IKEA Work Stations                            7
Book Shelves                                  4
4 Drawer File Cabinets                        2
2 Drawer File Cabinet                         1
Storage Closets                               2
IKEA Computer Desk                            4
IKEA Coffee Table                             1

                                 SCHEDULE 2.1(b)
                          LIST OF INTELLECTUAL PROPERTY

Description of Intellectual Property

cs-live engine is fully proprietary and highly scalable technology, based on standard technologies, such as Java and JSP. Data exchange protocol is built on top of the HTTP protocol and creates a scalable infrastructure for data exchange between two clients. Server has a concept of Enterprise, which allows for hosting of multiple independent Enterprise on single server instance.

cs-live Helpdesk Operator's Interface is a Win32 application to provide native Windows UI and is very friendly application, which includes numerous usability features for higher Operator's productivity.

cs-live Helpdesk provides highly configurable Visitor HTML(JSP)-based Interface. All configuration is done through the protected JSP-based portal, where Administrators configure the look-and-feel of the Visitor Interface, as well as access online product documentation, use Data Mining tools, etc.

cs-live Helpdesk stores all Interaction data into DB and makes it available for later retrieval through either Operator's application or through HTML-based search engine to mine session data.

cs-live Helpdesk provides Web Monitoring functionality for operators to see who is currently browsing their Web Sites and proactively start Instant Messaging sessions. For repetitive Visitors the application provides the profile with the reference of previous interactions with the Visitor.

cs-live Helpdesk provides FAQ hosting feature for customers. The benefits of FAQs hosting with cs-live include sophisticated interface, FAQs availability for the Operators, integrated Search Engine and reporting functions and unsatisfied customers escalation process to Chat sessions.

cs-live Helpdesk application provides set of canned reports presented in text and graphical format, which cover most important access and sessions statistics. Custom reports could be designed with 3rd party tools.

Corporate Name
--------------
cs-live.com Inc.

Domain Name
-----------
cs-live.com

Trademarks
----------

-----------------------------------------------------------------------------------------------------
Country         Trademark or Application         Requirement or Status of          Remarks
                                                 Application
-----------------------------------------------------------------------------------------------------

   Canada       CS-LIVE & DESIGN                 Filed                             Filing Date:
                                                                                   April 10, 2000
                Serial No. 1,054, 342            Awaiting Examination
-----------------------------------------------------------------------------------------------------

   Canada       HAND & DESIGN                    Filed                             Filing Date:
                                                                                   April 10, 2000
                Serial No. 1,054,345             Awaiting Examination
-----------------------------------------------------------------------------------------------------

   Canada       REAL HELP.REAL TIME.             Filed                             Filing Date:
                ONE CLICK                                                          April 10, 2000
                                                 Awaiting Examination
                Serial No. 1,054,344
-----------------------------------------------------------------------------------------------------

   Canada       CS-LIVE                          Filed                             Filing Date:
                                                                                   April 10, 2000
                Serial No. 1,054,343             Awaiting Examination
-----------------------------------------------------------------------------------------------------

   Canada       TALK TO THE HAND                 Filed                             Filing Date:
                BECAUSE THE WEB IS                                                 May 31, 2000
                NOT LISTENING                    Awaiting Examination

                Serial No. 1,061,253
-----------------------------------------------------------------------------------------------------

   Canada       WE MAKE IT EASY FOR              Filed                             Filing Date:
                YOU TO GIVE YOUR                                                   May 31, 2000
                CUSTOMERS THE                    Awaiting Examination
                SERVICE THEY DESERVE

                Serial No. 1,061,252
-----------------------------------------------------------------------------------------------------

   Canada       CS-LIVE LITE                     Filed                             Filing Date:
                                                                                   May 31, 2000
                Serial No. 1,061,251             Awaiting Examination


                                      -3-

-----------------------------------------------------------------------------------------------------

   United      CS-LIVE & DESIGN                Official Letter received            Filing Date:
   States                                      (Objections not yet reviewed)       October 10, 2000
               Serial No. 76/144,094
                                               Reply due September 28, 2001

-----------------------------------------------------------------------------------------------------


   United      HAND & DESIGN                   Official Letter received            Filing Date:
   States                                      (Formal objections only)            October 10, 2000
               Serial No. 76/144,151
                                               Reply due October 19, 2001
-----------------------------------------------------------------------------------------------------


   United      REAL HELP.REAL TIME.            Official Letter received            Filing Date:
   States      ONE CLICK                       (Formal objections only)            October 10, 2000

               Serial No. 76/144,093           Reply due October 26, 2001

-----------------------------------------------------------------------------------------------------

   United      CS-LIVE                         Official Letter received            Filing Date:
   States                                      (Formal objections only)            October 10, 2000
               Serial No. 76/144,095
                                               Reply due September 28, 2001
-----------------------------------------------------------------------------------------------------


   Canada      ePEOPLE                         Filed                               Filing Date:
                                                                                   November 7, 2000
               Serial No. 1,081,838            Awaiting Examination

-----------------------------------------------------------------------------------------------------

                                 SCHEDULE 2.1(c)
                                 LIST OF CLIENTS

Name of Client
--------------
Yamaha
Bearskin Lake Air Service LTD
GTN Communications Corp.
Roofers Annex
Best Fund
Direct Funitive
Eworld Online
JGB Hose
Pioneer Military Lending of Nevada Inc.
Ipros Corporation
Specialty Merchandise Corporation
Prudential Maximum Realty
HMC Group
Watchbuys
Archaio

                               SCHEDULE 2.2(a)(i)
                                      LEASE


Copy of the lease for the premises located at 6 Antares Drive, Phase 1, Unit 6, Ottawa (formerly Nepean), Ontario, K2E 8A9 is attached.

                               SCHEDULE 2.2(a)(ii)
                                      LEASE


Copy of the lease for the premises located at 6 Antares Drive, Phase 1, Suite 105, Ottawa (formerly Nepean), Ontario, K2E 8A9 is attached.

                              SCHEDULE 2.2(a)(iii)
                                  COPIER LEASE


Copy of the Toshiba 2860 photocopier lease is attached.

                               SCHEDULE 2.2(a)(iv)
                                  COPIER LEASE


Copy of the Ricoh 3006 photocopier lease is attached.

                                 SCHEDULE 2.2(b)
                                  LIST OF VARs


Name of VAR
-----------


Webdiscovery
Red Caddy
I4DESIGN
Cyberlandtech
Cata Alliance
Baytek systems
Ecasystems
WebCall Europe
Media Trends
CrossDraw
Omni Sales
Charles Sezlik Group

                                 SCHEDULE 3.1(c)
                           LIST OF SECURITY INTERESTS



Name of Secured Party                         PPSA Registration File Number
---------------------                         -----------------------------
Royal Bank of Canada                          859786848
                                              864448776
                                              869990778
National Leasing Group Inc.                   865483992
Tau Capital Corp.                             869099022
Blake, Cassels & Graydon LLP                  875347578